Exhibit 3.1

DocuSign Envelope ID: 3CA26CC6-BE50-484B-A131-6744A343C404

Filed in the Office of	Business Number E16654302021-6
Barbara K. Cegavske	Filing Number 20222300757
Secretary of State State Of Nevada	Filed On 5/4/2022 2:25:00 PM
	Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State:

New Duke Holdco, Inc.

Entity or Nevada Business Identification Number (NVID): NV20212194606

2. Restated or Amended and Restated Articles: (Select one)

(If amending and restating only, complete section 1,2 3, 5 and 6)

☐ Certificate to Accompany Restated Articles or Amended and Restated Articles

☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐ Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)

(If amending, complete section 1, 3, 5 and 6.)

☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box) ☐ incorporators ☐ board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Majority

☐ Officer's Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada:

Jurisdiction of formation:

Changes to takes the following effect:

☐ The entity name has been amended. ☐ Dissolution
☐ The purpose of the entity has been amended. ☐ Merger
☐ The authorized shares have been amended. ☐ Conversion
☐ Other: (specify changes)

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 1/1/2019

DocuSign Envelope ID: 3CA26CC6-BE50-484B-A131-6744A343C404

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: 5/4/2022 PDT (5/5/2022 EDT) Time: 9:01 p.m. PDT (12:01 a.m.EDT) (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☒ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☐ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☐ Articles have been added. ☐ Articles have been deleted. ☐ Other. The articles have been amended as follows: (provide article numbers, if available) Article I: The name of the corporation is DraftKings Inc. (the "Corporation") (attach additional page(s) if necessary)
6. Signature: (Required)	X Faisal Hasan (DocuSigned by) — Signature of Officer or Authorized Signer — Assistant Secretary — Title X ______ — Signature of Officer or Authorized Signer — ______ — Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 1/1/2019

DocuSign Envelope ID: 3CA26CC6-BE50-484B-A131-6744A343C404

Filed in the Office of	Business Number E16654302021-6
Barbara K. Cegavske	Filing Number 20222299931
Secretary of State State Of Nevada	Filed On 5/4/2022 11:43:00 AM
	Number of Pages 20

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State: New Duke Holdco, Inc.

Entity or Nevada Business Identification Number (NVID): NV20212194606

2. Restated or Amended and Restated Articles: (Select one)

(If amending and restating only, complete section 1,2 3, 5 and 6)

[X] Certificate to Accompany Restated Articles or Amended and Restated Articles

[ ] Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

[X] Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)

(If amending, complete section 1, 3, 5 and 6.)

[ ] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box) [ ] incorporators [ ] board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

[X] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Majority

[ ] Officer's Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada:

Jurisdiction of formation:

Changes to takes the following effect:

[ ] The entity name has been amended. [ ] Dissolution

[ ] The purpose of the entity has been amended. [ ] Merger

[ ] The authorized shares have been amended. [ ] Conversion

[ ] Other: (specify changes)

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 1/1/2019

DocuSign Envelope ID: 3CA26CC6-BE50-484B-A131-6744A343C404

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: 05/04/2022 Time: 2:00 p.m. PDT (5:00 p.m. EDT) (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☐ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☒ The purpose of the entity has been amended. ☒ The authorized shares have been amended. ☒ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☒ Articles have been added. ☒ Articles have been deleted. ☒ Other. The articles have been amended as follows: (provide article numbers, if available) Articles II through XI have been amended and restated in their entirety. (attach additional page(s) if necessary)
6. Signature: (Required)	X DocuSigned by: Faisal Hasan D61A6262765D45C... Signature of Officer or Authorized Signer — Title: Assistant Secretary X ____________________ Signature of Officer or Authorized Signer — Title: ____________________ *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 1/1/2019

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

NEW DUKE HOLDCO, INC.

New Duke Holdco, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “New Duke Holdco, Inc.”.

2. The original articles of incorporation of the Corporation was filed with the Secretary of State of the State of Nevada on August 6, 2021, under the name of New Duke Holdco, Inc. (the “Articles of Incorporation”).

3. These Amended and Restated Articles of Incorporation of the Corporation, which restates, integrates and further amends the provisions of the Articles of Incorporation of this Corporation (as heretofore amended and/or restated), has been duly adopted by the Corporation’s Board of Directors (as defined below) in accordance with NRS 78.315, NRS 78.380, and NRS 78.403 with and by written consent without a meeting in accordance with Nevada Revised Statutes.

4. The Articles of Incorporation are hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is DraftKings Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Nevada is 112 North Curry Street, Carson City, NV 87903. The name of the Corporation’s resident agent at that address is Corporation Service Company. Either the registered office or the registered agent may be changed in the manner permitted by law.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful acts and activities for which corporations may be organized under the laws of the State of Nevada and to exercise any powers permitted to corporations under the laws of the State of Nevada.

ARTICLE IV

CAPITAL STOCK

Section 1. Capital Stock

(a)            Authorized Capital Stock. The total number of shares of capital stock which the Corporation is authorized to issue is 2,100,000,000 shares, of which 900,000,000 shares shall be shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), 900,000,000 shares shall be shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), and 300,000,000 shares shall be shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

(b)            Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Preferred Stock and each class of Common Stock may, without a class vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock, voting together as a single class, unless a separate vote of any such holders is required pursuant to the terms of any certificate of designations for a series of Preferred Stock, irrespective of the provisions of Sections 78.2055 and 78.207 of the Nevada Revised Statutes (the “NRS”) or any successor provision thereof.

(c)            Facts or Events Ascertainable outside of Articles of Incorporation. Any of the voting powers, designations, preferences, limitations, restrictions and relative rights of any class or series of stock of the Corporation may be made dependent upon any fact or event which may be ascertained outside these amended and restated articles of incorporation of the Corporation (as amended, restated, amended and restated, or otherwise modified, these “Amended and Restated Articles”) if the manner in which a fact or event may operate upon the voting powers, designations, preferences, limitations, restrictions and relative rights is stated in these Amended and Restated Articles (including any duly filed certificate of designation relating thereto), all to the full extent permitted by the NRS.

(d)            No Cumulative Voting. Holders of a class or series of capital stock of the Corporation shall not be entitled to cumulate their votes in any election of directors in which they are entitled to vote and shall not, unless specifically provided in a certificate of designations for such class or series, be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation.

Section 2. Preferred Stock.

The board of directors of the Corporation (the “Board of Directors” or the “Board”) is hereby authorized to provide, by resolution or resolutions adopted by such Board of Directors and a certificate of designations filed pursuant to Section 78.1955 of the NRS, for the issuance of Preferred Stock from time to time in one or more classes and/or series, to establish the number of shares of each such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of each such class or series, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any of the shares of each such class or series, all to the full extent permitted by Chapter 78 of the NRS, or any successor law(s) of the State of Nevada. Without limiting the generality of the foregoing, the Board of Directors is authorized to provide that shares of a class or series of Preferred Stock:

(a)            are entitled to cumulative, partially cumulative or noncumulative dividends or other distributions payable in cash, capital stock or indebtedness of the Corporation or other property, at such times and in such amounts as are set forth in the certificate of designations establishing such class or series or as are determined in a manner specified in such certificate of designations;

(b)            are entitled to a preference with respect to payment of dividends over one or more other classes and/or series of capital stock of the Corporation;

(c)            are entitled to a preference with respect to any distribution of assets of the Corporation its liquidation, dissolution or winding up over one or more other classes and/or series of capital stock of the Corporation in such amount as is set forth in the certificate of designations establishing such class or series or as is determined in a manner specified in such certificate of designations;

(d)            are redeemable or exchangeable at the option of the Corporation and/or on a mandatory basis for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the resolutions of the Board of Directors establishing such class or series or as are determined in a manner specified in such certificate of designations;

(e)            are entitled to the benefits of such sinking fund, if any, as is required to be established by the Corporation for the redemption and/or purchase of such shares by the resolutions of the Board of Directors establishing such class or series;

(f)            are convertible at the option of the holders thereof into shares of any other class or series of capital stock of the Corporation, at such times or upon the occurrence of such events, and upon such terms, as are set forth in the resolutions of the Board of Directors establishing such class or series or as are determined in a manner specified in such certificate of designations;

(g)            are exchangeable at the option of the holders thereof for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the resolutions of the Board of Directors establishing such class or series or as are determined in a manner specified in such certificate of designations;

(h)            are entitled to such voting rights, if any, as are specified in the resolutions of the Board of Directors establishing such class or series (including, without limiting the generality of the foregoing, the right to elect one or more directors voting alone as a single class or series or together with one or more other classes and/or series of Preferred Stock, if so specified by such certificate of designations) at all times or upon the occurrence of specified events; and

(i)             are subject to restrictions on the issuance of additional shares of Preferred Stock of such class or series or of any other class or series, or on the reissuance of shares of Preferred Stock of such class or series or of any other class or series, or on increases or decreases in the number of authorized shares of Preferred Stock of such class or series or of any other class or series.

Section 3. Common Stock. The holders of shares of Common Stock shall have such rights as are set forth in the NRS and, to the extent permitted thereunder, such additional rights as are set forth below:

(a)            Voting. Except as otherwise expressly provided by these Amended and Restated Articles or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (i) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is not prohibited at such time under these Amended and Restated Articles) of the stockholders of the Corporation; (ii) be entitled to notice of any stockholders’ meeting in accordance with the amended and restated bylaws of the Corporation (as amended, restated, amended and restated, or otherwise modified, the “Bylaws”); and (iii) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder. Notwithstanding any other provision of these Amended and Restated Articles to the contrary, so long as both shares of Class A Common Stock are outstanding and shares of Class B Common Stock are outstanding, the Corporation shall not amend, alter or repeal any provision of these Amended and Restated Articles so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of either such class of Common Stock, as compared to those of the other class of Common Stock, without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of each class of Common Stock whose relative rights, preferences, qualifications, limitations or restrictions are adversely affected.

(b)            Class B Common Stock.

(i) Issuance of Additional Shares. From and after the effective time of these Amended and Restated Articles (the “Effective Time”), additional shares of Class B Common Stock may be issued only to, and registered in the name of, (A) Jason Robins (the “Founder”) and (B) any entities, directly or indirectly, wholly-owned by (or in the case of a trust solely for the benefit of) the Founder (including all subsequent successors, assigns and permitted transferees) (collectively, “Permitted Class B Owners”).

(ii) Mandatory Cancellation of Class B Common Stock. All outstanding shares of Class B Common Stock shall (A) automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be canceled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation in the event that shares of Class A Common Stock that are then held by the Permitted Class B Owners (including without limitation all shares of Class A Common Stock that are the subject of unvested stock options or other equity awards awarded to the Founder) represent less than 33% of the Base Class A Shares (as defined below); and (B) be subject to cancelation by the Corporation (without consideration) one year after the date that both of the following conditions (the “Trigger Conditions”) apply (the “Founder Termination Anniversary Date”):

(1) the earliest to occur of (a) the Founder’s employment as Chief Executive Officer being terminated for Cause (as defined below) or due to death or Permanent Disability (as defined below) and (b) the Founder resigns (other than for Good Reason (as defined below)) as the Chief Executive Officer of the Corporation; and

(2) either (a) the Founder no longer serves as a member of the Board of Directors or (b) the Founder serves as a member of the Board of Directors, but his service to the Corporation is not his primary business occupation;

provided, however, that if the Founder is reinstated as the Chief Executive Officer of the Corporation or is reelected or appointed to serve as a member of the Board of Directors prior to the Founder Termination Anniversary Date (each, a “Reset Event”), then the shares of Class B Common Stock shall not be cancelled pursuant to this clause (B) unless and until the one-year anniversary of the date that both Trigger Conditions are subsequently met (such date, the “Next Founder Termination Anniversary Date”); provided, further, that in the event of a subsequent Reset Event, the Next Founder Termination Anniversary Date will extend until the one-year anniversary of the date that both Trigger Conditions are subsequently met without a Reset Event occurring prior to such anniversary.

For purposes of this Section 3,

“Base Class A Shares” shall mean the number of shares of Class A Common Stock held by the Permitted Class B Owners equal to (i) the number of issued and outstanding shares of Class A Common Stock held by the Permitted Class B Owners as of immediately following the Effective Time, plus (ii) all shares of Class A Common Stock that are the subject of unvested stock options or other equity awards awarded to the Founder as of immediately following the Effective Time (“Founder Awards”), less (iii) any shares of Class A Common Stock that are subject to Founder Awards that have performance-based vesting conditions that subsequently fail to vest; provided, however, that in the event of any transfer of shares of Class A Common Stock held by the Permitted Class B Owners pursuant to divorce settlement, order or decree or domestic relations settlement, order or decree, if any, the amount of Base Class A Shares determined under this definition shall be reduced by fifty percent (50%) immediately prior to such transfer.

A termination for “Cause” shall occur thirty (30) days after written notice by the Corporation to the Founder of a termination for Cause if the Founder shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. In the event that the basis for Cause is not curable, then such thirty (30) day cure period shall not be required, and such termination shall be effective on the date the Corporation delivers notice of such termination for Cause. “Cause” shall mean the Corporation’s termination of the Founder’s employment with the Corporation or any of its subsidiaries as a result of: (i) fraud, embezzlement or any willful act of material dishonesty by the Founder in connection with or relating to the Founder’s employment with the Corporation or any of its subsidiaries; (ii) theft or misappropriation of property, information or other assets by the Founder in connection with the Founder’s employment with the Corporation or any of its subsidiaries which results in or could reasonably be expected to result in material loss, damage or injury to the Corporation and its subsidiaries, their goodwill, business or reputation; (iii) the Founder’s conviction, guilty plea, no contest plea, or similar plea for any felony or any crime that results in or could reasonably be expected to result in material loss, damage or injury to the Corporation and its subsidiaries, their goodwill, business or reputation; (iv) the Founder’s use of alcohol or drugs while working that materially interferes with the ability of Founder to perform the Founder’s material duties hereunder; (v) the Founder’s material breach of a material Corporation policy, or material breach of a Corporation policy that results in or could reasonably be expected to result in material loss, damage or injury to the Corporation and its subsidiaries, their goodwill, business or reputation; (vi) the Founder’s material breach of any of his obligations under the employment agreement between the Founder and the Corporation, as in effect from time to time (the “Founder Employment Agreement”); or (vii) the Founder’s repeated insubordination, or refusal (other than as a result of a Permanent Disability or physical or mental illness) to carry out or follow specific reasonable and lawful instructions, duties or assignments given by the Board of Directors which are consistent with Founder’s position with the Corporation; provided, that, for clauses (i) – (vii) above, the Corporation delivers written notice to Founder of the condition giving rise to Cause within ninety (90) days after its initial occurrence. For avoidance of doubt, the Founder being deemed an Unsuitable Person shall not independently constitute Cause (but any circumstances giving rise to the Founder being deemed an Unsuitable Person shall constitute Cause to the extent such circumstances are grounds provided in clauses (i) – (vii) above).

A resignation for “Good Reason” shall occur thirty (30) days after written notice by the Founder to the Corporation of an alleged condition giving rise to a resignation for Good Reason if the Corporation shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. In the event that the basis for Good Reason is not curable, then such thirty (30) day cure period shall not be required, and such resignation shall be effective on the date the Founder delivers such notice. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Founder: (i) the Corporation’s material breach of any of its obligations under the Founder Employment Agreement; (ii) any material adverse change in the Founder’s duties or authority or responsibilities, or the assignment of duties or responsibilities to the Founder materially inconsistent with his position; (iii) the Founder no longer serving as the Chief Executive Officer of the Corporation; (iv) reduction in the Founder’s annual base salary or annual target bonuses / incentives (other than across-the-board reductions affecting similarly situated senior executives of the Corporation or any of its subsidiaries); (v) the Corporation requires Founder to relocate to a facility or location that increases Founder’s one-way commute by more than thirty-five (35) miles from the location at which Founder was working immediately prior to the required relocation; or (vi) the failure of a successor to the Corporation to assume the Corporation’s obligations under this Agreement; provided, that, for clauses (i) – (vi) above, Founder has given written notice to the Corporation of the condition giving rise to Good Reason within ninety (90) days after its initial occurrence.

“Permanent Disability” shall mean a permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.

(c)            Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, the holders of Class A Common Stock shall be entitled, on a per share basis, to such dividends and other distributions of cash, property, shares of capital stock or rights to acquire shares of capital stock of the Corporation as may be declared by the Board of Directors from time to time with respect to Common Stock out of assets or funds of the Corporation legally available therefor. Dividends shall not be declared or paid on the Class B Common Stock and holders of Class B Common Stock shall have no entitlement in respect of dividends thereon.

(d)            Liquidation, Dissolution, etc. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock shall be entitled, pro rata on a per share basis, to all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of Preferred Stock. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class B Common Stock shall not be entitled to any assets of the Corporation of whatever kind available until distribution has first been made to all holders of Class A Common Stock. For purposes of this paragraph, unless otherwise provided with respect to any then outstanding series of Preferred Stock, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, either voluntary or involuntary.

(e)            Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(f)            No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 4. Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons (provided that shares of Class B Common Stock may be issued only to, and registered in the name of, the Permitted Class B Owners), and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issuance or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase all or any part of any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

Section 5. Transfers of Class B Common Stock.

(a)            A holder of Class B Common Stock may not Transfer (as defined below) shares of Class B Common Stock, other than (i) to a Permitted Class B Owner or (ii) upon divorce, as required by settlement, order or decree, or as required by a domestic relations settlement, order or decree (in each case, a “Permitted Transfer”); provided that in each case, the Founder shall be deemed to retain the sole voting power to vote such transferred Class B Common Stock.

For purposes of this Section 5, “Transfer” of a share of Class B Common Stock shall mean, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition, whether direct or indirect, of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise (other than proxy(ies), voting instruction(s) or voting agreement(s) solicited on behalf of the Board of Directors). Notwithstanding the foregoing, the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action independently qualifies as a “Permitted Transfer” at such time shall not be considered a “Transfer” within the meaning of this Article IV.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by the transferor, if there occurs any act or circumstance that causes such transfer to not be a Permitted Transfer.

For purposes of this Section 5, “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

(b)            Any purported transfer of shares of Class B Common Stock in violation of this Section 5 shall be null and void. If, notwithstanding the limitations set out in this Section 5, a person shall voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (the “Purported Owner”) of shares of Class B Common Stock in violation of these limitations, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock and the purported transfer shall not be recognized by the Corporation’s transfer agent.

(c)            Upon a determination by the Board of Directors that a person has attempted or is attempting to acquire shares of Class B Common Stock, or has purportedly transferred or acquired shares of Class B Common Stock, in each case in violation of the limitations set out in this Section 5, the Board of Directors may take such action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Corporation, including without limitation, to institute proceedings to enjoin any such attempted or purported transfer or acquisition, or reverse any entries or records reflecting such attempted or purported transfer or acquisition.

(d)            The Board of Directors shall have all powers necessary to implement the limitations set out in this Section 5, including without limitation, the power to prohibit transfer of any shares of Class B Common Stock in violation thereof.

(e)            All certificates or book-entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED ARTICLES OF INCORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR.

Section 6. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 1. Powers of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2. Number of Directors. Subject to the rights, if any, of the holders of any outstanding class or series of Preferred Stock with respect to the election of directors, the number of directors of the Corporation shall be fixed, and may be altered from time to time, exclusively by resolution of the Board of Directors; provided that from and after the time that a Founder beneficially owns less than a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote at an annual or special meeting duly noticed and called in accordance with these Amended and Restated Articles (the “Voting Stock”), such number of directors may be modified by the affirmative vote of the holders of at least two-thirds of the voting power of the Voting Stock.

Section 3. Removal; Vacancies. Subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding and the terms and conditions of the Stockholders Agreement, dated as of April 23, 2020, by and among the Corporation and the stockholders named therein (the “Stockholders Agreement”), any individual director, or all of them, may be removed from the Board of Directors by a vote of stockholders representing not less than two-thirds of the voting power of the Voting Stock.

Except as otherwise required by law and subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding and the terms and conditions of the Stockholders Agreement, vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors or from any other cause shall be filled by, and only by, a majority of the directors then in office, even though less than a quorum. Any director appointed to fill a vacancy or a newly created directorship shall hold office until the next annual meeting of stockholders and his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 4. Bylaws. The Board of Directors is expressly authorized to make, alter or repeal the Bylaws. Notwithstanding the foregoing, the Bylaws may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of (a) a majority of the voting power of the Voting Stock while the Corporation is under Founder Control and (b) at least two-thirds of the voting power of the Voting Stock from and after the time that the Corporation ceases to be under Founder Control.

For the purposes of these Amended and Restated Articles, “Founder Control” means that shares representing a majority of the voting power of the Voting Stock is beneficially owned by the Founder.

Section 5. Elections of Directors. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws.

ARTICLE VI

MATTERS RELATING TO STOCKHOLDERS

Section 1. Action by Written Consent. Subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation may be effected by an action by written consent in lieu of a meeting with the approval of the holders of outstanding capital stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided that from and after the time that a Founder beneficially owns less than a majority of the voting power of the Voting Stock, no action which is required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting. Any alteration, amendment or repeal of this Section 1, Article VI shall require the affirmative vote of (a) a majority of the voting power of the Voting Stock while the Corporation is under Founder Control and (b) at least two-thirds of the voting power of the Voting Stock from and after the time that the Corporation ceases to be under Founder Control.

Section 2. Special Meeting of Stockholders. Subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation may be called at any time (a) by the chairperson of the Board of Directors or by the chief executive officer of the Corporation upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors or by the holders of a majority of the voting power of the Voting Stock while the Corporation is under Founder Control and (b) at such time that the Corporation is not under Founder Control, only by the chairperson of the Board of Directors or by the chief executive officer of the Corporation upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, and may not be called by any other person or persons.

Section 3. Meeting Location. Meetings of stockholders may be held within or outside the State of Nevada, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE VII

LIABILITY

The Corporation is authorized to indemnify and to advance expenses to each current, former or prospective director, officer, employee or agent of the Corporation to the fullest extent permitted by Sections 78.7502 and 78.751 of the NRS, or any successor provision of Nevada law allowing greater indemnification or advancement of expenses. To the fullest extent permitted by Section 78.138 of the NRS or any successor provision of Nevada law, no director or officer shall be personally liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer. No amendment to, or modification or repeal of, this Article VII shall adversely affect any right or protection of a director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE VIII

TRANSACTIONS WITH STOCKHOLDERS, DIRECTORS AND OFFICERS

Section 1. Control Share Acquisition Exemption. The Corporation shall not be governed by the control share acquisition provisions of Nevada law, Sections 78.378 through 78.3793 of the NRS or any successor provision, until immediately following the time at which the Founder ceases to beneficially own shares of Common Stock representing at least 15% of the voting power of the Voting Stock, and the Corporation shall thereafter be governed by Sections 78.378 through 78.3793 of the NRS, if and for so long as, Sections 78.378 through 78.3793 of the NRS shall apply to the Corporation.

Section 2. Combinations With Interested Stockholders. The Corporation shall not be governed by the provisions of Sections 78.411 through 78.444 of the NRS, or any successor provision, until immediately following the time at which the Founder ceases to beneficially own shares of Common Stock representing at least 15% of the voting power of the Voting Stock, and the Corporation shall thereafter be governed by Sections 78.411 through 78.444 of the NRS, if and for so long as, Sections 78.411 through 78.444 of the NRS shall apply to the Corporation.

ARTICLE IX

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall, to the fullest extent permitted by law, be the exclusive forum for any or all actions, suits, proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”), (a) brought in the name or right of the Corporation or on its behalf; (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) arising or asserting a claim pursuant to any provision of NRS Chapters 78 or 92A or any provision of these Amended and Restated Articles or the Bylaws; (d) to interpret, apply, enforce or determine the validity of these Amended and Restated Articles or the Bylaws; or (e) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such Action, then any other state district court located in the State of Nevada shall be the exclusive forum for such Action. In the event that no state district court in the State of Nevada has jurisdiction over any such Action, then a federal court located within the State of Nevada shall be the exclusive forum for such Action. Any person or entity that acquires any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to all of the provisions of this Article IX.

To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act of 1934, as amended, or the rules and regulations thereunder (the “Exchange Act’’) establishes exclusive jurisdiction with the federal courts over all suits brought to enforce any duty or liability created by the Exchange Act.

ARTICLE X

AMENDMENT

Notwithstanding any other provisions of these Amended and Restated Articles or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by the Bylaws or by these Amended and Restated Articles (or by any certificate of designations hereto), any alteration, amendment or repeal of Articles V, VI, VII, VIII, IX, X, XI or XII shall require the affirmative vote of (a) a majority of the voting power of the Voting Stock while the Corporation is under Founder Control and (b) at least two-thirds of the voting power of the Voting Stock from and after the time that the Corporation ceases to be under Founder Control.

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Amended and Restated Articles but only in the manner now or hereafter prescribed in these Amended and Restated Articles, the Bylaws or the NRS, and all rights herein conferred upon stockholders are granted subject to such reservation.

ARTICLE XI

CORPORATE OPPORTUNITIES

In anticipation that the Corporation and the Founder may engage in the same or similar business activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with the Founder (including service of the Founder as a director of the Corporation), the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Founder, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. To the fullest extent permitted by law, any person or entity that acquires any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI. Neither the alteration, amendment, addition to or repeal of this Article XI, nor the adoption of any provision of these Amended and Restated Articles (including any certificate of designations relating to any series of Preferred Stock) inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

Section 1. Right to Compete. To the fullest extent permitted by the laws of the State of Nevada, (a) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (i) the Board of Directors or any director, (ii) any stockholder, officer or agent of the Corporation, or (iii) any Affiliate of any person or entity identified in the preceding clauses (i) or (ii), but in each case excluding any such person in his or her capacity as an employee of the Corporation or its subsidiaries; (b) no holder of Class A Common Stock or Class B Common Stock and no director that is not an employee of the Corporation or its subsidiaries will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (ii) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (c) if any holder of Class A Common Stock or Class B Common Stock or any director that is not an employee of the Corporation or its subsidiaries acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such holder of Class A Common Stock or Class B Common Stock or such director or any of their respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such holder of Class A Common Stock or Class B Common Stock or director shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such holder of Class A Common Stock or Class B Common Stock or director may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other person or entity. The preceding sentence of this Section 1, Article XI shall not apply to any potential transaction or business opportunity that is expressly offered to a director, who is not an employee of the Corporation or its subsidiaries, solely in his or her capacity as a director.

Section 2. Corporate Opportunities. To the fullest extent permitted by the laws of the State of Nevada, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of the Corporation or its subsidiaries unless (a) the Corporation and its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with these Amended and Restated Articles, (b) the Corporation and its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity and (c) such transaction or opportunity would be in the same or similar line of business in which the Corporation and its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

Section 3. Liability. No holder of Class A Common Stock or Class B Common Stock and no director that is not an employee of the Corporation or its subsidiaries will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Article XI.

ARTICLE XII

UNSUITABLE PERSONS

Section 1. Finding of Unsuitability.

(a)            The Equity Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) shall be subject to mandatory sale and transfer on the terms and conditions set forth herein on the Transfer Date to either the Corporation or one or more Third Party Transferees and in such number and class(es)/series of Equity Interests as determined by the Board of Directors in good faith (following consultation with reputable outside gaming regulatory counsel) pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the Board of Directors; provided that any such sale or transfer shall occur subject to the following and shall not occur (and a Transfer Notice shall not be sent, and the Transfer Date shall be extended accordingly) until the later to occur of: (i) delivery to such Person of a copy of a resolution duly adopted by the unanimous affirmative vote of all of the disinterested members of the Board of Directors at a meeting thereof called and held for the purpose (after providing reasonable notice to such Person and a reasonable opportunity for such Person, together with the counsel of such Person, to be heard before the Board of Directors at such meeting and to provide documents and written arguments to the Board of Directors a reasonable length of time in advance of such meeting), finding that the Board of Directors has determined in good faith (following consultation with reputable outside gaming regulatory counsel) that (A) such Person is an Unsuitable Person, and (B) it is necessary for such Person or an Affiliate of such Person (as applicable) to sell and transfer such number and class(es)/series of Equity Interests in order for the Corporation or any Affiliated Company to: (1) obtain, renew, maintain or prevent the loss, rejection, rescission, suspension, revocation or non-renewal of a material Gaming License; (2) comply in any material respect with a material Gaming Law; (3) ensure that any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, or the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, is not precluded, delayed, impeded, impaired, threatened or jeopardized in any material respect; or (4) prevent the imposition of any materially burdensome terms or conditions on any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, and specifying the reasoning for such determinations in reasonable detail, and (ii) conclusion of the arbitration process described below (if applicable); provided, further, that in the event that such Person reasonably believes that any of the above-described determinations by the Board of Directors were not made in good faith and such disagreement cannot be settled amicably by such Person and the Corporation, such disagreement with respect to whether the Board of Director’s determination(s) were made in good faith shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association (“AAA”) rules, by a single independent arbitrator (to be chosen by mutual agreement of the Unsuitable Person and the Corporation, and if the parties are unable to agree, to be chosen as provided in the AAA rules) in an arbitration process that shall take place in Boston, Massachusetts, with each party bearing its own legal fees and expenses, unless otherwise determined by the arbitrator. For the avoidance of doubt, the only question before the arbitrator shall be whether such determinations were made by the Board of Directors in good faith. For the further avoidance of doubt, at the initial meeting described above with respect to whether a Person is an Unsuitable Person, the Board of Directors may defer making any such determination in order to conduct further investigation into the matter, but in connection with any future meeting of the Board of Directors regarding the matter, such Person shall be provided with reasonable notice and a reasonable opportunity for such Person, together with the counsel of such Person, to be heard before the Board of Directors at such meeting and to provide documents and written arguments to the Board of Directors a reasonable length of time in advance of such meeting. Following (x) the Board of Directors determining in good faith (following consultation with reputable outside gaming regulatory counsel) and in accordance with the foregoing (including such determination being made pursuant to a resolution of the Board of Directors adopted by a unanimous affirmative vote of all of the disinterested members of the Board of Directors), that such Person is an Unsuitable Person and it is necessary for such Person or an Affiliate of such Person (as applicable) to sell and transfer a certain number and class(es)/series of Equity Interests for any of the reasons set forth above, and (y) if applicable, the arbitrator determining that such determinations were made in good faith by the Board of Directors, the Corporation shall deliver a Transfer Notice to the Unsuitable Person or its Affiliate(s) (as applicable) and shall purchase and/or cause one or more Third Party Transferees to purchase such number and class(es)/series of Equity Interests determined in good faith by the Board of Directors in accordance with the foregoing and specified in the Transfer Notice on the Transfer Date and for the Purchase Price set forth in the Transfer Notice (which Purchase Price shall be determined in accordance with the definition of Purchase Price in Article I); provided that an Unsuitable Person or its Affiliate(s) (as applicable) shall be permitted, during the forty five (45)-day period commencing on the date of the Transfer Notice (or before a Transfer Notice is formally delivered), to effect and close a disposition of the number and class(es)/series of Equity Interests specified in the Transfer Notice (or a portion of them) to a Person that the Board of Directors determines in good faith (following consultation with reputable outside gaming regulatory counsel) is not an Unsuitable Person, on terms agreed between the Unsuitable Person and such Person (an “Alternate Private Transaction”), it being agreed that in the event that the Board of Directors fails to make a determination in good faith that such Person is not an Unsuitable Person within fifteen (15) days from the date on which the Corporation was presented in writing with the identity of such Person and materials reasonably sufficient to make such determination, then the Unsuitable Person shall be entitled to consummate the Alternate Private Transaction with such Person. In the case of a sale and transfer to the Corporation, from and after the Transfer Date and subject only to the right to receive the Purchase Price for such Equity Interests, such Equity Interests shall, be deemed no longer outstanding and such Unsuitable Person or any Affiliate of such Unsuitable Person shall cease to be a stockholder with respect to such Equity Interests, and all rights of such Unsuitable Person or any Affiliate of such Unsuitable Person therein, other than the right to receive the Purchase Price, shall cease.

(b)       In the case of an Alternate Private Transaction or a transfer to one or more Third Party Transferees otherwise determined by the Board of Directors above, from and after the earlier to occur of: (i) the Transfer Date, in the case of a transfer to one or more such Third Party Transferees, or (ii) consummation of an Alternate Private Transaction, subject only to the right to receive the Purchase Price for such Unsuitable Person’s Equity Securities, all rights and entitlements of the Unsuitable Person or any such Affiliates of an Unsuitable Person as a stockholder of the Corporation shall be terminated, including, without limitation, any such Person shall from such date no longer be entitled to: (i) receive any dividend, payment, distribution or interest with regard to the applicable Equity Interests which has been declared following such date or of which the due payment date according to the applicable declaration is following such date, other than the right to receive the Purchase Price, or (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right (including, without limitation, observer and information rights) conferred by the underlying Equity Interests.

(c)       The closing of a sale and transfer contemplated by clauses (a) and (b) above in this Article XII, other than an Alternate Private Transaction (the “Closing”) shall take place at the principal executive offices of the Corporation or via electronic exchange of documents on the Transfer Date. At the Closing: (i) the Corporation or Third Party Transferee(s) (as applicable), shall deliver the aggregate applicable Purchase Price for the Equity Interests being purchased by each of the foregoing by wire transfer of immediately available funds to the account specified in writing by the Unsuitable Person or an Affiliate of such Unsuitable Person (as applicable) in the case of Third Party Transferees, by unsecured promissory note in the case of the Corporation, or combination of both in the case of the Corporation in such proportion as the Corporation may determine in its sole and absolute discretion and (ii) the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) shall deliver to the Corporation or each such Third Party Transferee (if applicable), such stock powers, assignment instruments and other agreement as are necessary or appropriate to fully convey all right, title and interest in and to the Equity Interests being purchased by each of the foregoing, free and clear of all liens and other encumbrances (other than restrictions on transfer under these Amended and Restated Articles, the Bylaws, the Stockholders Agreement and applicable federal and state securities laws) and to evidence the subordination of any promissory note if and only to the extent required by any debt obligations of the Corporation (and to the minimum extent required pursuant to such subordination arrangement). Such stock powers, assignment instruments and other agreements shall be in a form reasonably acceptable to the Corporation and shall include no representations and warranties other than such representations and warranties as to title and ownership of the Equity Interests being sold, due authorization, execution and delivery of relevant documents by the Unsuitable Person or any such Affiliates of such Unsuitable Person (as applicable), and the enforceability of relevant obligations of such party under the relevant documents). Under any promissory note, an amount equal to one-third of the principal amount and the interest accrued thereon shall be due and payable no later than three (3) months following the Transfer Date, and the remaining principal amount of any such promissory note together with any unpaid interest accrued thereon shall be due and payable no later than one (1) year following the Transfer Date; provided that in the event that the Corporation does not have funds available to make the first payment, the Corporation and the Unsuitable Party agree to negotiate an alternate payment structure (including, without limitation, whether or not the promissory note or payment obligation should be secured by assets of the Corporation) in good faith (except that in the event that the Corporation and the Unsuitable Person are unable to reach an amicable solution as to such alternate payment structure, the original payment schedule and terms set out in first part of this sentence shall remain in force, and the applicable amounts under the promissory note shall be due and payable in accordance with the payment schedule set out above). The unpaid principal of any such promissory note shall bear interest at the rate of five percent (5%) per annum, and such promissory note shall contain such other reasonable and customary terms and conditions as the Corporation reasonably determines necessary or advisable, provided that they do not include any unduly burdensome or unreasonably adverse terms to the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable), it being agreed that such terms may include, without limitation, prepayment at the maker’s option at any time without premium (other than the interest agreed herein) or penalty and subordination if and only to the extent required by any debt obligations of the Corporation (and to the minimum extent required pursuant to such subordination arrangement). The sale and transfer of the applicable Equity Interests shall be effected at the Closing upon delivery of the Purchase Price described in this Section 1(c) without regard to the provision by the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) of the stock powers, assignment instruments and other agreements described above (and subject to their terms described above) and the Corporation may in its sole and absolute discretion execute and deliver such instruments or other documents described above necessary to effect such transfer under such terms (including, without limitation, any stock powers, assignment instruments and other agreements) and deemed by the Corporation in its sole and absolute discretion (acting in good faith) to be necessary or advisable in its name or in the name and on behalf of the Unsuitable Person or any Affiliate of such Unsuitable Person (as applicable) to effect the sale and transfer; provided, however, that the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) shall continue to have the obligation to the Corporation and the Third Party Transferees, as applicable, to provide such stock powers, assignment instruments and other agreements.

(d)       To the extent that a sale and transfer to one or more Third Party Transferees is determined to be invalid or unenforceable for any reason, the Corporation shall be permitted to redeem or repurchase the Equity Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) for the price and under the terms contemplated by this Article XII promptly following any such determination.

Section 2. Indemnification. Any Unsuitable Person and any Affiliate of an Unsuitable Person that owns or controls Equity Interests shall indemnify and hold harmless the Corporation and its Affiliated Companies for any and all losses, costs and expenses, including, without limitation, attorneys’ costs, fees and expenses reasonably incurred by the Corporation and its Affiliated Companies as a result of, or arising out of, such Unsuitable Person’s or Affiliate’s continuing ownership or control of Equity Interests following the Transfer Date in breach of this Article XII, the neglect, refusal or other failure to comply in any material respect with the provisions of this Article XII, or failure to divest itself of any Equity Interests when and in the specific manner required by the Gaming Laws or this Article XII and by acceptance of its Equity Interests any such Unsuitable Person or Affiliate of an Unsuitable Person shall be deemed to have agreed to so indemnify the Corporation.

Section 3. Non-Exclusivity of Rights. The right of the Corporation to purchase or cause to be purchased Equity Interests pursuant to this Article XII shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement, provision of these Amended and Restated Articles or the Bylaws or otherwise. Notwithstanding the provisions of this Article XII, the Corporation, the Unsuitable Person and any of its Affiliates shall have the right to propose that the parties, immediately upon or following the delivery of the Transfer Notice, enter into an agreement or other arrangement (including, without limitation, based on any agreement that may be reached between the applicable Gaming Authority and an Unsuitable Person or its Affiliates in this regard), including, without limitation, a divestiture trust or divestiture plan, which will reduce or terminate an Unsuitable Person’s or its Affiliate’s ownership or control of all or a portion of its Equity Interests over time and, in the event such an agreement or arrangement is reached, the terms of such agreement or arrangement as agreed by the Corporation, such Unsuitable Person and any Affiliates of such Unsuitable Person (including, without limitation, as to the purchase price at which the Equity Interests can be sold) shall apply and prevail over the terms of this Article XII.

Section 4. Further Actions. Nothing contained in this Article XII shall limit the authority of the Corporation to take such other action, to the extent permitted by law, as it deems necessary or advisable (following consultation with reputable outside gaming regulatory counsel) to protect the Corporation or its Affiliated Companies from the denial or threatened denial, loss or threatened loss or material delayed issuance or threatened material delayed issuance of any material Gaming License of the Corporation or any of its Affiliated Companies, provided that any forced disposal of Equity Interests shall be effected only in accordance with the terms of this Article XII. In addition, the Corporation may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the Corporation to the extent they are not inconsistent with the express provisions of this Article XII for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Article XII; provided that the provisions of any such bylaws, regulations and procedures shall not be more adverse in any material respect to the Stockholders (as defined in the Stockholders Agreement) than the provisions of this Article XII. Such procedures and regulations shall be kept on file with the Secretary of the Corporation, the secretary of its Affiliated Companies and with the transfer agent, if any, of the Corporation and any Affiliated Companies, and shall be made available for inspection and, upon reasonable request, mailed to any record holder of Equity Interests. The Board of Directors shall have exclusive authority and power to administer this Article XII and to exercise all rights and powers specifically granted to the Board of Directors or the Corporation, or as may be necessary or advisable in the administration of this Article XII. Subject to the arbitration provisions set forth in Section 1(a) of this Article XII, all such actions which are done or made by the Board of Directors in compliance with the provisions of this Article XII and applicable law shall be final, conclusive and binding on the Corporation and all other Persons; provided, however, the Board of Directors may delegate all or any portion of its duties and powers under this Article XII to a committee of the Board of Directors as it deems necessary or advisable.

Section 5. Legend. The restrictions set forth in this Article XII shall be noted conspicuously on any certificate evidencing Equity Interests in accordance with applicable law in such manner as may be determined by the Corporation in its sole and absolute discretion.

Section 6. Compliance with Gaming Laws. All Persons owning or controlling Equity Interests shall comply with all applicable Gaming Laws which apply to them in their capacity as owners or controllers of the Equity Interests, including, without limitation, any provisions of such Gaming Laws that require such Persons to file applications for Gaming Licenses with, and provide information to, the applicable Gaming Authorities in respect of Gaming Licenses held or desired to be held by the Corporation or any Affiliated Companies, subject to any rights that such Persons may have under such Gaming Laws to seek waivers or similar relief from the applicable Gaming Authorities with respect to such requirements to file applications and provide information. Any transfer of Equity Interests may be subject to the prior approval of the Gaming Authorities and/or the Corporation, and any purported transfer thereof in violation of such requirements shall be void ab initio.

Section 7. Definitions. The purposes of this Article XII, the following definitions apply.

“Affiliate” with respect to any Person, has the meaning ascribed to such term under Rule 12b-2 promulgated by the U.S. Securities and Exchange Commission under the Exchange Act.

“Affiliated Companies” means those partnerships, corporations, limited liability companies, trusts or other entities directly or indirectly controlled by the Corporation including, without limitation, any subsidiary of the Corporation, or intermediary company (as those or similar terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions) controlled by the Corporation, in each case that is registered or licensed under applicable Gaming Laws.

“Equity Interest” means Common Stock or any other equity securities of the Corporation, or securities exchangeable or exercisable for, or convertible into, such other equity securities of the Corporation.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, gambling simulcasting facility, card club or other similar enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems and related and associated equipment, supplies and systems.

“Gaming Authorities” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

“Gaming Jurisdictions” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, and in which or from which the Corporation or any of its Affiliated Companies conducts, or reasonably expects to conduct, Gaming Activities which are subject to Gaming Laws.

“Gaming Laws” means all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities in which the Corporation or any of its Affiliated Companies engages, or the ownership or control of an Interest in any such entity that conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities with respect to the foregoing and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.

“Gaming Licenses” shall mean all licenses, permits, certifications, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority necessary for or relating to the conduct of Gaming Activities by the Corporation or any Affiliated Company or the ownership or control by any Person of an Interest in any of the foregoing entities, to the extent that it conducts or reasonably expects in good faith to conduct Gaming Activities.

“Interest” means the capital stock or other securities of the Corporation or any Affiliated Company or any other interest or financial or other stake therein, including, without limitation, the Equity Interests.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.

“Purchase Price” means the fair value of the applicable Equity Interests based on the per share value of such Equity Interests as determined by the Board of Directors in good faith (it being agreed that in the case of shares of Class A Common Stock or shares of Preferred Stock of the Corporation that are listed on a national securities exchange, such fair value per share shall be the average of the Volume Weighted Average Share Price of such shares for the twenty (20) consecutive trading days preceding the date on which the Transfer Notice in respect of such Equity Interests is delivered by the Corporation to the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable), if such information is available).

“Third Party Transferees” means one or more third parties determined in accordance with the procedures set forth in Section 1(a) of Article XII of these Amended and Restated Articles to purchase some or all of the Equity Interests to be sold and transferred in accordance with a Transfer Notice and the terms of these Amended and Restated Articles.

“Transfer Date” means the date specified in the Transfer Notice as the date on which the Equity Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) are to be sold and transferred to the Corporation or one or more Third Party Transferees in accordance with Article XII of these Amended and Restated Articles, which date shall be no less forty-six (46) days and no later than seventy-five (75) days after the date of the Transfer Notice.

“Transfer Notice” means a notice of transfer delivered by the Corporation to an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) if the Board of Directors deems it necessary or advisable, to cause such Unsuitable Person’s or Affiliate’s (as applicable) Equity Interests to be sold and transferred pursuant to Article XII of these Amended and Restated Articles. Each Transfer Notice shall set forth (i) the Transfer Date, (ii) the number and class/series of Equity Interests to be sold and transferred, (iii) the Purchase Price with respect to each class/series of such Equity Interests which will be determined in accordance with the terms of Article XII of these Amended and Restated Articles, (iv) the place where any certificates for such Equity Interests shall be surrendered, and (v) any other reasonable requirements of surrender of the Equity Interests imposed in good faith by the Corporation, including, without limitation, how certificates representing such Equity Interests are to be endorsed, if at all.

“Unsuitable Person” means a Person who (i) fails or refuses to file an application (or fails or refuses, as an alternative, to otherwise formally request from the relevant Gaming Authority a waiver or similar relief from filing such application) within thirty (30) days (or such shorter period imposed by any Gaming Authority, including any extensions of that period granted by the relevant Gaming Authority, but in no event more than such original thirty (30) days) after having been requested in writing and in good faith to file an application by the Corporation (based on consultation with reputable outside gaming regulatory counsel), or has withdrawn or requested the withdrawal of a pending application (other than for technical reasons with the intent to promptly file an amended application following such withdrawal), to be found suitable by any Gaming Authority or for any Gaming License, in each case, when such finding of suitability or Gaming License is required by Gaming Laws or Gaming Authorities for the purpose of obtaining a material Gaming License for, or compliance with material Gaming Laws by, the Corporation or any Affiliated Company, (ii) is denied or disqualified from eligibility for any material Gaming License by any Gaming Authority, (iii) is determined by a Gaming Authority in any material Gaming Jurisdiction to be unsuitable to own or control any Equity Interests, or be Affiliated, associated or involved with a Person engaged in Gaming Activities, (iv) is determined by a Gaming Authority to have caused in whole or in part any material Gaming License of the Corporation or any Affiliated Company to be lost, rejected, rescinded, suspended, revoked or not renewed by any Gaming Authority, or to have caused in whole or in part the Corporation or any Affiliated Company to be threatened in writing by any Gaming Authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any material Gaming License (in each of (ii) through (iv) above, only if such denial, disqualification or determination by a Gaming Authority is final and non-appealable), or (v) is reasonably likely to (A) preclude or materially delay, impede, impair, threaten or jeopardize (1) any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company or (2) the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, or (B) cause or otherwise be reasonably likely to result in the imposition of any materially burdensome terms or conditions on any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company.

“Volume Weighted Average Share Price” means the volume-weighted average share price of the Class A Common Stock (or, if applicable, share price of Preferred Stock of the Corporation) as displayed on the Corporation’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.